Exhibit 99.1

EXCO RESOURCES, INC. ANNOUNCES EXECUTION OF DEFINITIVE

AGREEMENT TO SELL TGGT HOLDINGS, LLC

DALLAS, TEXAS, October 17, 2013…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that its wholly-owned subsidiary, EXCO Operating Company, LP (“EOC”), and an affiliate of BG Group plc (“BG Group”) have entered into a definitive agreement to convey 100% of the equity interest in TGGT Holdings, LLC (“TGGT”) to Azure Midstream Holdings LLC (“Azure”) for an aggregate sales price of approximately $910 million, of which approximately $875 million will be in cash and the remaining portion will be in the form of an approximate 8% equity interest in Azure (“Equity Interest”) split equally between EXCO and BG Group, subject to closing adjustments and customary terms and conditions.

EXCO expects to receive net cash proceeds of approximately $230 million after TGGT pays off its credit agreement and net of transaction costs and closing adjustments. The cash proceeds will be used to reduce the asset sale tranche under EXCO’s credit agreement. EXCO anticipates completing the transaction in the fourth quarter of 2013.

Douglas H. Miller, EXCO’s Chairman and Chief Executive Officer, stated “We are pleased to have reached this agreement with Azure and look forward to a long-term relationship in the East Texas and North Louisiana area.”

Goldman, Sachs & Co. served as financial advisor to EXCO and Morgan Stanley served as financial advisor to BG Group.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, Director of Finance and Investor Relations and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. The conditions to closing the transaction contemplated by the definitive agreement may not be met or the anticipated proceeds from the proposed transaction may not be fully realized. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.